Citigroup Global Markets Holdings Inc.	March 5, 2024 Medium-Term Senior Notes, Series N Pricing Supplement No. 2024-USNCH20985 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Callable Fixed to Float SOFR CMS Spread Range Accrual Securities Contingent on the S&P 500® Index Due March 8, 2044

▪	Variable coupon. The securities will pay interest at a fixed rate specified below for two years following issuance. After the second year, contingent interest will accrue on the securities during each accrual period at a rate based on the SOFR CMS spread described below, but only for each elapsed day during that accrual period on which the accrual condition is satisfied. The accrual condition will be satisfied on an elapsed day only if the closing level of the underlying index on that day is greater than or equal to the accrual barrier level. Accordingly, contingent interest during each accrual period, if any, will depend on the SOFR CMS spread and the level of the underlying index. The amount of interest payable on the securities may be adversely affected by adverse movements in either of these variables, regardless of the performance of the other. The securities may pay low or no interest for extended periods of time or even throughout the entire term after the second year.

▪	Call right. We have the right to call the securities for mandatory redemption on any coupon payment date beginning approximately two years after the issue date.

▪	Contingent repayment of principal at maturity. If we do not redeem the securities prior to maturity, your payment at maturity will depend on the closing level of the underlying index on the final valuation date. If the closing level of the underlying index on the final valuation date is greater than or equal to the final barrier level, you will be repaid the stated principal amount of your securities at maturity. However, if the closing level of the underlying index on the final valuation date is less than the final barrier level, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying index has depreciated from the initial index level. There is no minimum payment at maturity.

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per security
Underlying index:	S&P 500® Index
SOFR CMS spread:	On any SOFR CMS spread determination date, the 30-year U.S. Dollar SOFR ICE swap rate (“SOFR CMS30”) minus the 2-year U.S. Dollar SOFR ICE swap rate (“SOFR CMS2”) on that day. SOFR CMS 30 and SOFR CMS2 are each referred to as a “USD SOFR ICE swap rate.” See “Additional Terms of the Securities” and “Information About SOFR, the USD SOFR ICE Swap Rates and the SOFR CMS Spread” in this pricing supplement.
SOFR CMS spread determination date:	For any accrual period, the second U.S. government securities business day prior to the first day of that accrual period
Pricing date:	March 5, 2024
Issue date:	March 8, 2024
Final valuation date:	March 3, 2044, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, March 8, 2044
Payment at maturity:

Unless earlier redeemed, at maturity you will receive, for each security you then hold (in addition to the final coupon payment, if any):

•  If the final index level is greater than or equal to the final barrier level: $1,000

•  If the final index level is less than the final barrier level:

$1,000 + ($1,000 × the index return)

If the final index level is less than the final barrier level, you will have full downside exposure to the negative index return and will receive significantly less than the stated principal amount of your securities at maturity. You may lose a significant portion, and up to all, of your investment.

Coupon payments:

On each coupon payment date occurring during the first two years following issuance of the securities, the securities will pay a fixed coupon of 11.00% per annum, regardless of the SOFR CMS spread or the level of the underlying index.

On each coupon payment date after the second year (beginning in June 2026), you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date after the second year will be determined as follows:

	relevant contingent rate per annum ×	number of accrual days during the related accrual period
number of elapsed days during the related accrual period

Each coupon payment per security will be equal to (i) $1,000 multiplied by the applicable coupon rate per annum multiplied by (ii) day count fraction.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full relevant contingent rate, and if there are no accrual days in a given accrual period, the variable coupon rate for the related coupon payment date will be 0%.

Relevant contingent rate:

The relevant contingent rate for any coupon payment date after the second year following issuance of the securities means:

40.00 × the SOFR CMS spread (as of the SOFR CMS spread determination date for the related accrual period), subject to a minimum relevant contingent rate of 0.00% per annum and a maximum relevant contingent rate of 11.00% per annum.

If the SOFR CMS spread for any SOFR CMS spread determination date is less than or equal to 0.00%, the relevant contingent rate for that accrual period will be 0.00% and you will not receive any coupon payment on the related coupon payment date. The relevant contingent rate will in no event exceed the maximum relevant contingent rate.

Initial index level:	5,078.65, the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Accrual barrier level:	3,047.190, 60% of the initial index level
Final barrier level:	3,047.190, 60% of the initial index level
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$10.00	$990.00
Total:	$1,145,000.00	$11,450.00	$1,133,550.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $866.80 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $10.00 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the following hyperlinks:

Product Supplement No. IE-05-08 dated March 7, 2023       Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (CONTINUED)
Coupon payment dates:	The 8th day of each March, June, September and December, beginning on June 8, 2024, except that the final coupon payment date will be the maturity date (or the earlier date on which we redeem the securities, if applicable). If any coupon payment date is not a business day, the payment to be made on that coupon payment date will be made on the next succeeding business day with the same force and effect as if made on that coupon payment date. No interest will accrue as a result of any delayed payment.
Day count fraction:	The day count fraction with respect to any coupon payment date will be determined as described under “Additional Terms of the Securities—Day Count Fraction” in this pricing supplement on the basis of a 30/360 day count convention.
Accrual period:	For each coupon payment date after the second year following issuance of the securities, the period from and including the immediately preceding coupon payment date to but excluding such coupon payment date
Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:	The accrual condition will be satisfied on an elapsed day if, and only if, the closing level of the underlying index is greater than or equal to the accrual barrier level on that elapsed day. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if the closing level of the underlying index is not available for any reason on that day (including weekends and holidays), the closing level of the underlying index will be assumed to be the same as on the immediately preceding elapsed day (subject to the discussion in the section “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” in the accompanying product supplement). In addition, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for the underlying index in an accrual period to and including the last elapsed day of that accrual period, the closing level of the underlying index will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Early redemption:	We have the right to redeem the securities, in whole and not in part, on any coupon payment date on or after March 8, 2026 upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your securities plus the coupon payment due on the date of redemption, if any.
CUSIP / ISIN:	17291LTR6 / US17291LTR68

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable coupon payment you receive and your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” and “Description of the Securities—Terms Related to the Underlying Index—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date,” and not in this pricing supplement. In addition, the accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. For provisions related to the SOFR CMS rates, see “Additional Terms of the Securities” in this pricing supplement.

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

Variable Coupon Payments

The sections below provide examples of how the variable coupon payments on the securities will be determined. The first section, “—Determining the Hypothetical Relevant Contingent Rate,” provides a limited number of hypothetical examples of how the relevant contingent rate for any accrual period will be determined based on hypothetical SOFR CMS spread values, as determined on the second U.S. government securities business day prior to the beginning of the applicable accrual period. The second section, “—Determining the Hypothetical Variable Coupon Rates and Variable Coupon Payments,” provides a limited number of hypothetical examples of how the coupon payments on the securities will be determined based on a limited number of hypothetical relevant contingent interest rates and a limited number of hypothetical accrual days during a hypothetical accrual period. The figures below have been rounded for ease of analysis.

Determining the Hypothetical Relevant Contingent Rate

The table below presents examples of hypothetical relevant contingent rates based on various hypothetical SOFR CMS spread values.

Example	Hypothetical SOFR CMS Spread*	Hypothetical Relevant Contingent Rate per Annum**
1	-1.00%	0.00%
2	-0.80%	0.00%
3	-0.60%	0.00%
4	-0.40%	0.00%
5	-0.20%	0.00%
6	0.00%	0.00%
7	0.10%	4.00%
8	0.20%	8.00%
9	0.30%	11.00%
10	0.40%	11.00%
11	0.50%	11.00%
12	0.60%	11.00%
13	0.80%	11.00%
14	1.00%	11.00%
15	1.20%	11.00%
16	1.40%	11.00%
17	1.60%	11.00%
18	1.80%	11.00%
19	2.00%	11.00%
20	2.20%	11.00%
21	2.40%	11.00%
22	2.60%	11.00%

_______________________________

* Hypothetical SOFR CMS spread = (SOFR CMS30 – SOFR CMS2), where SOFR CMS30 and SOFR CMS2 are determined on the second U.S. government securities business day prior to the beginning of the applicable accrual period.

** Hypothetical relevant contingent rate per annum for the accrual period = 40.00 × hypothetical SOFR CMS spread, subject to a minimum of 0.00% and a maximum of 11.00% per annum.

Determining the Hypothetical Variable Coupon Rates and Variable Coupon Payments

The tables below present examples of the hypothetical variable coupon rate and hypothetical variable coupon payments after the second year following issuance of the securities based on the number of accrual days in a particular accrual period and different assumptions about the SOFR CMS spread. For illustrative purposes only, the tables assume an accrual period that contains 90 elapsed days and that the securities have not previously been redeemed. The actual coupon payment for any coupon payment date after the second year will depend on the actual number of accrual days and elapsed days during the related accrual period and the actual SOFR CMS spread on the SOFR CMS spread determination date for that accrual period. The variable coupon rate for each accrual period will apply only to that accrual period.

Citigroup Global Markets Holdings Inc.

Assuming the SOFR CMS spread is 0.10% on the applicable SOFR CMS spread determination date:

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Relevant Contingent Rate per Annum**	Hypothetical Variable Coupon Rate per Annum***	Hypothetical Variable Coupon Payment per Security****
0	4.000%	0.000%	$0.00
15	4.000%	0.667%	$1.67
30	4.000%	1.333%	$3.33
45	4.000%	2.000%	$5.00
60	4.000%	2.667%	$6.67
75	4.000%	3.333%	$8.33
90	4.000%	4.000%	$10.00

Assuming the SOFR CMS spread is 2.00% on the applicable SOFR CMS spread determination date:

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Relevant Contingent Rate per Annum**	Hypothetical Variable Coupon Rate per Annum***	Hypothetical Variable Coupon Payment per Security****
0	11.000%	0.000%	$0.00
15	11.000%	1.833%	$4.58
30	11.000%	3.667%	$9.17
45	11.000%	5.500%	$13.75
60	11.000%	7.333%	$18.33
75	11.000%	9.167%	$22.92
90	11.000%	11.000%	$27.50

Assuming the SOFR CMS spread is 0.00% on the applicable SOFR CMS spread determination date:

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Relevant Contingent Rate per Annum**	Hypothetical Variable Coupon Rate per Annum***	Hypothetical Variable Coupon Payment per Security****
0	0.000%	0.000%	$0.00
15	0.000%	0.000%	$0.00
30	0.000%	0.000%	$0.00
45	0.000%	0.000%	$0.00
60	0.000%	0.000%	$0.00
75	0.000%	0.000%	$0.00
90	0.000%	0.000%	$0.00

_______________________________

* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the closing level of the underlying index is greater than or equal to the accrual barrier level)

** The hypothetical relevant contingent rate is equal to 40.00 × SOFR CMS spread (as of the SOFR CMS spread determination date for the related accrual period), subject to a minimum of 0.00% and a maximum of 11.00% per annum

*** The hypothetical variable coupon rate per annum is equal to (i) the hypothetical relevant contingent rate per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period, divided by (b) 90

**** The hypothetical variable coupon payment per security is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum, multiplied by (ii) day count fraction

Citigroup Global Markets Holdings Inc.

Payment at Maturity

The diagram below illustrates your payment at maturity for a range of hypothetical index returns (excluding the final coupon payment, if any, and assuming we do not redeem the securities prior to maturity).

Callable Fixed to Float Range Accrual Securities Payment at Maturity Diagram

Your actual payment at maturity per security, excluding the final coupon payment, if any, will depend on the actual initial index level, the actual final barrier level and the actual final index level. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the final barrier level and, if less, how much less. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be.

The examples below are based on a hypothetical initial index level of 100 and a hypothetical final barrier level of 60 and do not reflect the actual initial index level or final barrier level. For the actual initial index level and final barrier level, see the cover page of this pricing supplement. We have used these hypothetical levels, rather than the actual levels, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index level and final barrier level, and not these hypothetical levels.

Example 1—Par Scenario A.

The hypothetical final index level is 110 (a 10% increase from the hypothetical initial index level), which is greater than the hypothetical final barrier level.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the final index level is greater than the final barrier level, you would be repaid the stated principal amount of your securities in this example. Even though the underlying index has appreciated from the initial index level in this example, you would not participate in the appreciation of the underlying index.

Citigroup Global Markets Holdings Inc.

Example 2—Par Scenario B.

The hypothetical final index level is 80 (a 20% decrease from the hypothetical initial index level), which is greater than the hypothetical final barrier level.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the underlying index did not depreciate from the hypothetical initial index level to the hypothetical final index level by more than 40% (that is, it did not depreciate below the hypothetical final barrier level), your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security (excluding the final coupon payment, if any).

Example 3—Downside Scenario.

The hypothetical final index level is 30 (a 70% decrease from the hypothetical initial index level), which is less than the hypothetical final barrier level. As a result, your payment at maturity (excluding the final coupon payment, if any) would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the index return)

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700

= $300

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level by more than 40% (that is, it depreciated below the hypothetical final barrier level), your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying index from the initial index level to the final index level.

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with SOFR CMS30, SOFR CMS2 and the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying index. If we do not redeem the securities prior to maturity, you may receive significantly less than the stated principal amount of the securities at maturity, but in no circumstance will you receive more than the stated principal amount of the securities (excluding the final coupon payment, if any). If the final index level is less than the final barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The barrier feature of the securities exposes you to particular risks. If the final index level is less than the final barrier level, you will not be repaid the stated principal amount of your securities at maturity and instead will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. Therefore, the securities offer no protection at all if the underlying index depreciates by more than 40% from the initial index level to the final index level. As a result, you may lose your entire investment in the securities.

▪	The securities offer a variable coupon rate after the second year following issuance, and you may not receive any coupon payment on one or more coupon payment dates. Any variable coupon payment you receive will be paid at a per annum rate equal to the relevant contingent rate for the applicable coupon payment date only if the accrual condition is satisfied on each elapsed day during the related accrual period. The accrual condition will be satisfied on any elapsed day only if the closing level of the underlying index on that elapsed day is greater than or equal to the accrual barrier level. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the relevant contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be made on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full relevant contingent rate. Furthermore, because the relevant contingent rate is a floating rate determined by reference to the SOFR CMS spread, the securities are subject to a contingency associated with the SOFR CMS spread. The relevant contingent rate will vary based on fluctuations in the SOFR CMS spread. If the SOFR CMS spread decreases, or “narrows”, as of a SOFR CMS spread determination date, the relevant contingent rate will be reduced. The relevant contingent rate may be as low as zero for any coupon payment date. If the relevant contingent rate is zero for any coupon payment date, you will not receive any variable coupon payment on that coupon payment date even if the accrual condition is satisfied on each elapsed day in the related accrual period. Thus, the securities are not a suitable investment for investors who require regular fixed income payments.

▪	The relevant contingent rate may decline if short-term interest rates rise and may be zero. The relevant contingent rate for any coupon payment date after the second year following issuance of the securities will depend on the SOFR CMS spread as of the SOFR CMS spread determination date for the related accrual period.

The relevant contingent rate will not depend on the absolute level of either SOFR CMS30 or SOFR CMS2, but rather on the relationship between SOFR CMS30 and SOFR CMS2—specifically, whether SOFR CMS30 is greater than SOFR CMS2. Many factors affect SOFR CMS30 and SOFR CMS2, such that future values of SOFR CMS30 and SOFR CMS2 and their relationship are impossible to predict. If the SOFR CMS spread narrows as of a SOFR CMS spread determination date, the relevant contingent rate will be reduced. If the SOFR CMS spread for any SOFR CMS spread determination date is less than or equal to 0.00%, the relevant contingent rate for that accrual period will be 0.00%, and you will not receive any coupon payment on the related coupon payment date.

Although there is no single factor that determines the SOFR CMS spread, the spread between longer- and shorter-term interest rates has historically tended to fall when short-term interest rates rise. As with USD SOFR ICE swap rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the SOFR CMS spread. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. Furthermore, it is important to understand that the SOFR CMS spread may decrease even in the absence of an increase in short-term

Citigroup Global Markets Holdings Inc.

interest rates because it, too, is influenced by many complex factors. Another circumstance when the spread between longer- and shorter-term interest rates has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the securities is that the market may anticipate a recession or that there may be a recession.

▪	The relevant contingent rate on the securities may be lower than other market interest rates. The relevant contingent rate on the securities will not necessarily move in line with general U.S. market interest rates or even USD SOFR ICE swap rates and, in fact, may move inversely with general U.S. market interest rates. For example, if there is a general increase in USD SOFR ICE swap rates but shorter-term rates rise more than longer-term rates, the SOFR CMS spread will decrease, as will the relevant contingent rate. Accordingly, the securities are not appropriate for investors who seek floating interest payments based on general market interest rates.

▪	The relevant contingent rate on the securities is subject to a cap. As a result, the securities may pay interest at a lower rate than an alternative instrument that is not so capped.

▪	The higher potential yield offered by the securities is associated with greater risk than conventional debt securities. The securities offer coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities (guaranteed by Citigroup Inc.). These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity that are guaranteed by Citigroup Inc., and the risk that you will incur a significant loss on the securities at maturity. The volatility of the SOFR CMS spread and the underlying index, and the correlation between the SOFR CMS spread and the underlying index, are important factors affecting this risk. Greater expected volatility and/or lower expected correlation as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that, after the second year, you will receive low or no coupon payments on the securities and that you would incur a significant loss on the securities at maturity.

▪	The securities are subject to risks associated with the USD SOFR ICE swap spread and the underlying index and may be negatively affected by adverse movements in either of these variables, regardless of the performance of the other. The amount of any variable coupon payments you receive will depend on the performance of the SOFR CMS spread and the underlying index. If the SOFR CMS spread is low or zero, causing the relevant contingent rate to be low or zero, the securities will pay a low or no coupon even if the closing level of the underlying index is consistently greater than the accrual barrier level. Conversely, even if the SOFR CMS spread is high, causing the relevant contingent rate to be high, the securities will pay no coupon if the closing level of the underlying index is consistently less than the accrual barrier level. Accordingly, you will be subject to risks associated with the SOFR CMS spread and the underlying index, and your return on the securities will depend significantly on the relationship between such risks over the term of the securities. If either performs sufficiently poorly, you may receive low or no variable coupon payments for an extended period of time, or even throughout the entire period following the second year of the term of the securities, even if the other performs favorably. Furthermore, if the final index level is less than the final barrier level, you will incur a significant loss at maturity.

▪	The variable coupon payments and the payment at maturity depend on multiple variables, and you are therefore exposed to greater risks of receiving no variable coupon payments after the second year, and to a greater risk of loss at maturity, than if the securities were linked to just one variable. The risk that you will receive no variable coupon payment on one or more coupon payment dates after the second year, and the risk that you will incur a significant loss at maturity, is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one variable. With multiple variables, it is more likely that the securities will accrue low or no interest during an accrual period, or that you will not be repaid the stated principal amount of your securities at maturity, than if payments on the securities were contingent on only one variable.

▪	The securities may be called for mandatory redemption at our option after the second year of their term, which limits your ability to receive coupon payments if the SOFR CMS spread and the underlying index perform favorably. In determining whether to redeem the securities, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the securities in the future. If we call the securities for mandatory redemption, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the securities at a time when the SOFR CMS spread and underlying index are performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the securities offer coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the securities are paying that higher yield and we expect them to continue to do so, it is more likely that we would redeem the securities. Accordingly, the redemption feature of the securities is likely to limit the benefits you receive from the coupon payments. If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Alternatively, if the SOFR CMS spread and/or the underlying index is performing unfavorably from your perspective or when we expect it to do so in the future, we are less likely to call the securities, so that you may continue to hold securities paying below-market or no interest for an extended period of time.

▪	The closing level of the underlying index will not be observed on certain days and will be assumed to be the same as on earlier days, which will cause certain days to have a greater weight in determining the variable coupon rate. With respect to an elapsed day on which the closing level of the underlying index is not available, the closing level of the underlying index for that day will be deemed to be the same as on the immediately preceding elapsed day on which the level is available. In addition, for purposes of determining whether the accrual condition is satisfied, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for the underlying index in an accrual period to and including the last elapsed day of that accrual period, the closing level of the underlying index will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days. The relative weighting of the applicable preceding elapsed day will be magnified for purposes of

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determining whether such elapsed day qualifies as an accrual day. Under these circumstances, if the applicable preceding elapsed day is not an accrual day, each successive day on which the closing level of the underlying index is not observed will also not qualify as an accrual day. As a result, to the extent that such preceding elapsed day is not an accrual day, such preceding elapsed day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any variable coupon payment.

▪	The return on the securities will be limited. The return on the securities will be limited to the sum of your coupon payments, even if the closing level of the underlying index greatly exceeds the initial index level at one or more times during the term of the securities. The maximum possible return on the securities after the second year is the maximum relevant contingent rate indicated on the cover of this pricing supplement, which would be achieved only if (i) the relevant contingent rate is the maximum relevant contingent rate for each accrual period, (ii) the closing level of the underlying index is greater than or equal to the accrual barrier level on each elapsed day during the term of the securities after the second year and (iii) the final index level is greater than or equal to the final barrier level. Although you will bear the downside risk relating to the underlying index if the underlying index depreciates below the final barrier level on the final valuation date, you will not receive the dividend yield on, or share in any appreciation of, the underlying index over the term of the securities.

▪	You may not be adequately compensated for assuming the downside risks of the underlying index. The fixed coupon payments during the first two years following issuance of the securities and the variable coupon payments you receive on the securities, if any, after the second year are the compensation you receive for assuming the downside risks of the underlying index, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon payments after the second year are variable and you may not receive any variable coupon payment after the second year. Second, the fixed coupon payments during the first two years following issuance of the securities and the variable coupon payments, if any, after the second year are the compensation you receive not only for assuming the downside risk of the underlying index, but also for all of the other risks of the securities, including interest rate risk, the risk that we may call the securities and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying index.

▪	Your payment at maturity depends on the closing level of the underlying index on a single day. Because your payment at maturity (assuming we do not redeem the securities prior to maturity) depends on the closing level of the underlying index solely on the final valuation date, you are subject to the risk that the closing level of the underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The securities may be riskier than securities with a shorter term. The securities have a relatively long term to maturity, subject to our right to call the securities for mandatory redemption prior to maturity. By purchasing securities with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased securities with a shorter term. Specifically, you will be negatively affected if the SOFR CMS spread decreases or if the closing level of the underlying index falls below the accrual barrier level. If either (i) the SOFR CMS spread is equal to or less than 0.00% per annum or (ii) the closing level of the underlying index is less than the accrual barrier level on each day during an entire accrual period, you will be holding a long-dated security that does not pay any coupon.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

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▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index and the SOFR CMS spread, the correlation between the underlying index and the SOFR CMS spread, dividend yield on the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and the SOFR CMS spread and a number of other factors, including the dividend yield on the underlying index, expectations of future values of the SOFR CMS spread, interest rates generally, the positive or negative correlation between the SOFR CMS spread and the underlying index, the time remaining to maturity of the securities and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the SOFR CMS spread and/or the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The relationship between SOFR CMS30 and SOFR CMS2 may be different than the relationship between USD SOFR ICE swap rates of different maturities. The relevant contingent rate may be lower than it would be if it were based on a USD SOFR ICE swap rates with a longer maturity than 30 years or a shorter maturity than 2 years.

▪	SOFR CMS30 and SOFR CMS2 will be affected by a number of factors and may be highly volatile. SOFR CMS30 and SOFR CMS2 are influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	supply and demand for overnight U.S. Treasury repurchase agreements; and

•	general credit and economic conditions in global markets, and particularly in the United States.

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As a result of these factors, SOFR CMS30 and SOFR CMS2 may be highly volatile. Because SOFR CMS30 and SOFR CMS2 are market rates and are influenced by many factors, it is impossible to predict the future values of SOFR CMS30 and SOFR CMS2.

The SOFR CMS spread will be influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the SOFR CMS spread depends not on how the relevant economic factors affect any one USD SOFR ICE swap rate or even USD SOFR ICE swap rates generally, but rather on how those factors affect USD SOFR ICE swap rates of different maturities (i.e., SOFR CMS30 and SOFR CMS2) differently.

▪	The USD SOFR ICE swap rates and SOFR have limited histories and future performance cannot be predicted based on historical performance. The publication of the USD SOFR ICE swap rates began in November 2021, and, therefore, have a limited history. ICE Benchmark Administration Limited (“IBA”) launched the USD SOFR ICE swap rates for use as a reference rate for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and the USD LIBOR-based swap rates will have no bearing on the performance of SOFR or the USD SOFR ICE swap rates. In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of the USD SOFR ICE swap rates and SOFR cannot be predicted based on the limited historical performance. The levels of USD SOFR ICE swap rates and SOFR during the term of the securities may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to USD SOFR ICE swap rates and SOFR, such as correlations, may change in the future. While some pre-publication historical data for SOFR has been released by the Federal Reserve Bank of New York (the “NY Federal Reserve”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations. No future performance of USD SOFR ICE swap rates or SOFR may be inferred from any of the historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of USD SOFR ICE swap rates or SOFR. Changes in the levels of SOFR will affect USD SOFR ICE swap rates and, therefore, the return on the securities and the value of the securities, but it is impossible to predict whether such levels will rise or fall.

▪	A lack of input data may impact IBA’s ability to calculate and publish the USD SOFR ICE swap rates. The input data for the USD SOFR ICE swap rates is based on swaps referencing SOFR as the floating leg. The USD SOFR ICE swap rates are dependent on receiving sufficient eligible input data, from the trading venue sources identified by IBA in accordance with the “Waterfall” methodology for each USD SOFR ICE swap rate. The ability of the applicable trading venues to provide sufficient eligible input data in accordance with the Waterfall methodology depends on, among other things, there being a liquid market in swap contracts referencing SOFR on such trading venues, which in turn depends, among other things, on there being a liquid market in loans, floating rate notes and other financial contracts referencing SOFR. Because SOFR’s use as a reference rate for financial contracts began relatively recently and the related market for SOFR-based swaps is relatively new, there is limited information on which to assess potential future liquidity in SOFR-based swap markets or in the market for SOFR-based financial contracts more generally. If the market for SOFR-based swap contracts is not sufficiently liquid, or if the liquidity in such market proves to be volatile, this could result in the inability of IBA to calculate a USD SOFR ICE swap rate, which could adversely affect the return on and value of the securities and the price at which you are able to sell the securities in the secondary market, if any. In addition, if SOFR does not maintain market acceptance for use as a reference rate for U.S. dollar denominated financial contracts, uncertainty about SOFR may adversely affect the return on and the value of the securities.

▪	The USD SOFR ICE swap rates may be determined by the calculation agent in good faith using its reasonable judgment. If, on any SOFR CMS spread determination date, a USD SOFR ICE swap rate is not published (subject to a discontinuance as described below), then the applicable USD SOFR ICE swap rate on that day will be determined by the calculation agent in good faith and using its reasonable judgment. A USD SOFR ICE swap rate determined in this manner and used in the determination of any amounts payable on the securities may be different from the USD SOFR ICE swap rate that would have been published by the administrator of the USD SOFR ICE swap rate.

▪	The manner in which USD SOFR ICE swap rates are calculated may change in the future. The method by which USD SOFR ICE swap rates are calculated may change in the future, as a result of governmental actions, actions by the publisher of USD SOFR ICE swap rates or otherwise. We cannot predict whether the method by which USD SOFR ICE swap rates are calculated will change or what the impact of any such change might be. Any such change could affect USD SOFR ICE swap rates in a way that has a significant adverse effect on the securities.

▪	Our offering of the securities is not a recommendation of the SOFR CMS spread or the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the SOFR CMS spread and the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying index or in instruments related to the SOFR CMS spread or the underlying index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the SOFR CMS spread and the underlying index. These and other activities of our affiliates may affect the SOFR CMS spread or the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪	Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. You will not participate in any appreciation of the underlying index over the term of the notes.

▪	Adjustments to any underlying index may affect the value of your notes. The sponsor of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The sponsor of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as a holder of the notes.

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▪	USD SOFR ICE swap rates and the level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the interest rate swaps that are used to determine USD SOFR ICE swap rates and/or in the underlying index and other financial instruments related to such interest rate swaps or the underlying index and may adjust such positions during the term of the securities. Our affiliates also trade the interest rate swaps that are used to determine USD SOFR ICE swap rates and take positions in the underlying index and other financial instruments related to such interest rate swaps or the underlying index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect USD SOFR ICE swap rates and/or the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying index in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events and other events with respect to the underlying index or a USD SOFR ICE swap rate, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any variable interest payment owed to you under the securities or the amount paid to you at maturity.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Determination of a USD SOFR ICE Swap Rate

A USD SOFR ICE swap rate of a given maturity on any date of determination is the swap rate for a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction with that maturity as published by the administrator of the USD SOFR ICE swap rate as of 11:00 a.m. (New York City time) on that date of determination. If the applicable USD SOFR ICE swap rate is not published on any U.S. government securities business day on which such rate is required (subject to “—Discontinuance of a USD SOFR ICE Swap Rate” below), then the applicable USD SOFR ICE swap rate for that date will be determined by the calculation agent in good faith and using its reasonable judgment.

In a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction, one party pays a fixed rate (the “swap rate”) and the other pays a floating rate based on the secured overnight financing rate (“SOFR”) compounded in arrears for twelve months using standard market conventions. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. For more information about SOFR, see “Information About SOFR, the USD SOFR ICE Swap Rates and the SOFR CMS Spread—SOFR” in this pricing supplement.

IBA is the current administrator of the USD SOFR ICE swap rate. According to publicly available information (which we have not independently verified), IBA currently determines the USD SOFR ICE swap rate based on a “waterfall” methodology using eligible input data in respect of SOFR-linked interest rate swaps. The first level of the waterfall (“Level 1”) uses eligible, executable prices and volumes provided by regulated, electronic, trading venues. If these trading venues do not provide sufficient eligible input data to calculate a rate in accordance with Level 1 of the methodology, then the second level of the waterfall (“Level 2”) uses eligible dealer to client prices and volumes displayed electronically by trading venues. If there is insufficient eligible input data to calculate a rate in accordance with Level 2 of the waterfall, then the third level of the waterfall (“Level 3”) uses movement interpolation, where possible for applicable tenors, to calculate a rate. Where it is not possible to calculate a USD SOFR ICE swap rate at Level 1, Level 2 or Level 3 of the waterfall on a given date, then the USD SOFR ICE swap rate will not be published for that date.

A “U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Discontinuance of a USD SOFR ICE Swap Rate

If the calculation and publication of a USD SOFR ICE swap rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the applicable USD SOFR ICE swap rate, and the calculation agent may deem that rate (the “successor rate”) to be the applicable USD SOFR ICE swap rate. Upon the selection of any successor rate by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original USD SOFR ICE swap rate will no longer be deemed to refer to the original USD SOFR ICE swap rate and will be deemed instead to refer to that successor rate for all purposes. In such event, the calculation agent will make such adjustments, if any, to any value of the applicable USD SOFR ICE swap rate that is used for purposes of the securities and to any other terms of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of a USD SOFR ICE swap rate is permanently canceled and no successor rate is chosen as described above, then the calculation agent will calculate the value of the applicable USD SOFR ICE swap rate on each subsequent date of determination in good faith and using its reasonable judgment. Such value, as calculated by the calculation agent, will be the relevant USD SOFR ICE swap rate for all purposes.

Notwithstanding these alternative arrangements, the cancellation of a USD SOFR ICE swap rate may adversely affect payments on, and the value of, the securities.

Day Count Fraction

Notwithstanding anything to the contrary in the accompanying product supplement, each coupon payment per security will be equal to (i) $1,000 multiplied by the applicable coupon rate per annum multiplied by (ii) Day Count Fraction, where Day Count Fraction will be calculated based on the following formula:

 where:

“Y1” is the year, expressed as a number, in which the first day of the interest calculation period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest calculation period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest calculation period falls;

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“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest calculation period falls;

“D1” is the first calendar day, expressed as a number, of the interest calculation period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest calculation period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

For purposes of the above formula, the “interest calculation period” with respect to any coupon payment date is the period from, and including, the immediately preceding coupon payment date (or, in the case of the first coupon payment date, the issue date) to, but excluding, the current coupon payment date.

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Information About SOFR, the USD SOFR ICE Swap Rates and the SOFR CMS Spread

SOFR

SOFR is published by the NY Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. The NY Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by the NY Federal Reserve to remove a portion of the foregoing transactions considered to be “specials”. According to the NY Federal Reserve, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The NY Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The NY Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

The NY Federal Reserve currently publishes SOFR daily on its website. The NY Federal Reserve states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

The USD SOFR ICE Swap Rates

A USD SOFR ICE swap rate for a given maturity is the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. Dollar interest rate swap transaction with the given maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis.

Many complex economic factors may influence USD SOFR ICE swap rates, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	supply and demand for overnight U.S. Treasury repurchase agreements; and

•	general credit and economic conditions in global markets, and particularly in the United States.

Because USD SOFR ICE swap rates are market rates and are influenced by many factors, it is impossible to predict the future value of any USD SOFR ICE swap rate.

The SOFR CMS Spread

The “SOFR CMS spread” on any day is equal to the 30-year U.S. Dollar SOFR ICE swap rate (“SOFR CMS30”) minus the 2-year U.S. Dollar SOFR ICE swap rate (“SOFR CMS2”) on that day. We refer to each of SOFR CMS30 and SOFR CMS2 as a “USD SOFR ICE swap rate”.

The relevant contingent rate is based on the SOFR CMS spread, not on the absolute level of either SOFR CMS30 or SOFR CMS2. The relevant contingent rate for any coupon payment date after the second year following issuance of the securities will depend on the SOFR CMS spread as of the SOFR CMS spread determination date for the related accrual period. If the SOFR CMS spread for any SOFR CMS spread determination date is less than or equal to 0.00%, the relevant contingent rate for that accrual period will be 0.00% and you will not receive any coupon payment on the related coupon payment date.

The SOFR CMS spread is a measure of the difference, or spread, between two USD SOFR ICE swap rates of different maturities. The spread between two USD SOFR ICE swap rates of different maturities may be affected by numerous complex economic factors. It is not possible to predict whether the spread will be positive or negative at any time in the future. Investors in the securities are taking the risk that the spread between SOFR CMS30 and SOFR CMS2 will be zero or negative, meaning that SOFR CMS30 is equal to or less than SOFR CMS2.

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Historical Information

The rate for SOFR CMS30 at 11:00 a.m. (New York time) on March 5, 2024 was 3.538%. The rate for SOFR CMS2 at 11:00 a.m. (New York time) on March 5, 2024 was 4.462%. As a result, the SOFR CMS spread on March 5, 2024 was -0.924%.

The graph below shows the daily value of the SOFR CMS spread from November 18, 2021 to March 5, 2024. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical values of the SOFR CMS spread as an indication of the future values of the SOFR CMS spread during the term of the securities. Publication of each USD SOFR ICE swap rate began on November 8, 2021, and they therefore have a limited history.

Historical SOFR CMS Spread (%) November 18, 2021 to March 5, 2024

Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the securities and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the S&P 500® Index on March 5, 2024 was 5,078.65.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 2, 2014 to March 5, 2024. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index — Historical Closing Levels January 2, 2014 to March 5, 2024

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $10.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling

Citigroup Global Markets Holdings Inc.

concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $10.00 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the

Citigroup Global Markets Holdings Inc.

legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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